Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES’ THIRD QUARTER

DILUTED EPS RISE 47% TO $2.00

Dayton, Ohio, (November 29, 2017) -- REX American Resources Corporation (NYSE American: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2017 third quarter (“Q3 ’17”) ended October 31, 2017.

REX American Resources’ Q3 ‘17 results principally reflect its interests in six ethanol production facilities and its refined coal operation. One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) are consolidated, while those of its four remaining plants are reported as equity in income of unconsolidated ethanol affiliates. REX’s financial results for the fiscal 2017 third quarter also reflect the refined coal entity acquired by the Company on August 10, 2017. REX expects revenues from the sale of refined coal produced at the facility will be subsidized by federal production tax credits, subject to meeting qualified emissions reductions as governed by Section 45 of the Internal Revenue Code. Beginning in the third quarter of fiscal 2017, the Company will report results for its two business segments, ethanol and by-products and refined coal.

REX’s Q3 ‘17 net sales and revenue increased 4.2% to $121.2 million, compared with $116.3 million in Q3 ‘16, primarily attributable to higher revenues from the Company’s ethanol and by-products segment. Ethanol sales increased 6.2% primarily due to a 5.7% increase in gallons of ethanol sold, which was partially offset by 14.6% reduction in dried distillers grains sales primarily due to an 11.4% decline in pricing.

Gross profit decreased to $18.3 million from $20.2 million related to the Company’s ethanol and by-products operations during the third quarter. Additionally, the Company reported a $3.4 million gross loss from the Company’s refined coal operations. While gross profit was negatively impacted, the Company recognized benefits related to its refined coal operations in the form of a lower effective tax rate. Equity in income of unconsolidated ethanol affiliates in Q3 ‘17 decreased to $1.1 million, from $1.8 million in Q3 ‘16. As a result of these factors, income before income taxes and non-controlling interests in Q3 ‘17 decreased to $9.3 million from $17.2 million in Q3 ‘16. Primarily reflecting the company’s recent investment in refined coal operations, REX recorded a $5.7 million income tax benefit in Q3 ‘17, versus a provision for income taxes of $5.7 million in Q3 ‘16.

Net income attributable to REX common shareholders in Q3 ‘17 rose to $13.2 million or $2.00 per basic and diluted share compared to $8.9 million or $1.36 per share in Q3 ‘16. Net income attributable to non-controlling interests in Q3 ‘17 was $1.8 million, compared with $2.5 million in Q3 ‘16. Per share results in Q3 ‘17 and Q3 ‘16 are based on 6,597,000 and 6,590,000 diluted weighted average shares outstanding, respectively.

REX American Resources Q3 ‘17 Results, 11/29/17	page 2

Segment Income Statement Data:

	Three Months Ended		Nine Months Ended
($ in thousands)	October 31,		October 31,
	2017	2016	2017	2016
Net sales and revenue:
Ethanol & By-Products (1)	$120,971	$116,283	$342,858	$332,212
Refined coal (2) (3)	193	-	193	-
Total net sales and revenues	$121,164	$116,283	$343,051	$332,212

Gross profit (loss):
Ethanol & By-Products (1)	$18,257	$20,162	$41,527	$45,868
Refined coal (2)	(3,390)	-	(3,390)	-
Total gross profit	$14,867	$20,162	$38,137	$45,868

Income (loss) before income taxes:
Ethanol & By-Products (1)	$15,554	$17,682	$31,807	$37,294
Refined coal (2)	(5,684)	-	(5,684)	-
Corporate and other	(611)	(468)	(2,389)	(1,554)
Total income (loss) before income taxes	$9,259	$17,214	$23,734	$35,740

Benefit (provision) for income taxes:
Ethanol & By-Products	$(4,379)	$(5,917)	$(9,712)	$(12,331)
Refined coal (4)	9,918	-	9,918	-
Corporate and other	196	177	837	560
Total benefit (provision) before income taxes	$5,735	$(5,740)	$1,043	$(11,771)

Segment profit (loss):
Ethanol & By-Products	$9,058	$9,209	$17,665	$20,901
Refined coal	4,520	-	4,520	-
Corporate and other	(410)	(271)	(1,532)	(949)
Net income attributable to REX common shareholders	$13,168	$8,938	$20,653	$19,952

(1)	Includes results attributable to non-controlling interests of approximately 25% for One Earth and approximately 1% for NuGen.
(2)	Includes results attributable to non-controlling interests of approximately 5%.
(3)	Refined coal sales are reported net of the cost of coal.
(4)	We record our tax provision/benefit based on an estimated annual rate adjusted for items recorded discretely. This estimate was significantly reduced beginning in the third quarter of the current year, as we began operating our recently acquired refined coal facility. This resulted in a disproportionate tax benefit recognized in the third quarter of fiscal year 2017 as the cumulative effect of the reduced annual rate was recorded in the third quarter of fiscal year 2017.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “REX delivered healthy third quarter results, including net income attributable to REX shareholders of over $13.2 million, or $2.00 per share, marking a 47% year-over-year increase. We are pleased to report an increase in sales based upon a 5.7% increase in our consolidated gallons of ethanol sold, offset by lower distillers grains pricing. As expected, our recent investment in refined coal operations enabled us to recognize income tax benefits and was significantly accretive to our earnings per share.”

Balance Sheet and Capital Allocation

At October 31, 2017, REX had cash and cash equivalents of $190.5 million, $63.5 million of which was at the parent company and $127.0 million of which was at its consolidated ethanol production facilities. This compares with cash and cash equivalents of $188.6 million at January 31, 2017, $79.5 million of which was at the parent company and $109.1 million of which was at its consolidated ethanol production facilities.

REX American Resources Q3 ‘17 Results, 11/29/17	page 3

The following table summarizes select data related to the Company’s consolidated ethanol interests:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2017	2016	2017	2016
Average selling price per gallon of ethanol	$1.45	$1.44	$1.45	$1.42
Average selling price per ton of dried distillers grains	$108.34	$122.34	$101.44	$127.27
Average selling price per pound of non-food grade corn oil	$0.30	$0.29	$0.29	$0.27
Average selling price per ton of modified distillers grains	$41.64	$45.17	$41.53	$54.49
Average cost per bushel of grain	$3.35	$3.30	$3.39	$3.51
Average cost of natural gas (per mmbtu)	$3.22	$3.31	$3.41	$3.08

Supplemental Data Related to REX’s Ethanol & By-Products Interests:

REX American Resources Corporation Ethanol Ownership Interests/Effective Annual Gallons Shipped as of October 31, 2017 (gallons in millions)
Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC (Gibson City, IL)	123.6	75.0%	92.7
NuGen Energy, LLC (Marion, SD)	131.9	99.5%	131.2
Big River Resources West Burlington, LLC (West Burlington, IA)	106.8	10.3%	11.0
Big River Resources Galva, LLC (Galva, IL)	124.6	10.3%	12.8
Big River United Energy, LLC (Dyersville, IA)	129.4	5.7%	7.4
Big River Resources Boyceville, LLC (Boyceville, WI)	57.1	10.3%	5.9
Total	673.4	n/a	261.0

REX American Resources Q3 ‘17 Results, 11/29/17	page 4

Third Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is (212) 231-2935 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com/Corp/Page4.aspx. A webcast replay will be available for 30 days following the live event at www.rexamerican.com/Corp/Page4.aspx.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 673 million gallons of ethanol over the twelve month period ended October 31, 2017. REX’s effective ownership of the trailing twelve month gallons shipped (for the twelve months ended October 31, 2017) by the ethanol production facilities in which it has ownership interests was approximately 261 million gallons. In addition, the Company acquired a refined coal operation on August 10, 2017. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative changes, the price volatility and availability of corn, dried and modified distillers grains, ethanol, corn oil, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, results of income tax audits, changes in income tax laws or regulations and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:
Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500
rex@jcir.com

- statements of operations follow -

REX American Resources Q3 ‘17 Results, 11/29/17	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2017	2016	2017	2016
Net sales and revenue	$121,164	$116,283	$343,051	$332,212
Cost of sales	106,297	96,121	304,914	286,344
Gross profit	14,867	20,162	38,137	45,868
Selling, general and administrative expenses	(7,347)	(5,082)	(17,528)	(14,315)
Equity in income of unconsolidated ethanol affiliates	1,094	1,838	1,931	3,257
(Loss) gain on sale of investment	-	-	(13)	192
(Loss) gain on disposal of property and equipment, net	(100)	179	(87)	364
Interest and other income	745	117	1,294	374
Income before income taxes	9,259	17,214	23,734	35,740
Benefit (provision) for income taxes	5,735	(5,740)	1,043	(11,771)
Net income	14,994	11,474	24,777	23,969
Net income attributable to non-controlling interests	(1,826)	(2,536)	(4,124)	(4,017)
Net income attributable to REX common shareholders	$13,168	$8,938	$20,653	$19,952

Weighted average shares outstanding – basic and diluted	6,597	6,590	6,594	6,591

Basic and diluted net income per share attributable to REX common shareholders	$2.00	$1.36	$3.13	$3.03

- balance sheet follows -

REX American Resources Q3 ‘17 Results, 11/29/17	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands) Unaudited

	October 31, 2017	January 31, 2017
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$190,460	$188,576
Restricted cash	230	130
Accounts receivable	9,801	11,901
Inventory	24,145	17,057
Refundable income taxes	977	1,070
Prepaid expenses and other	6,828	6,959
Deferred taxes-net	-	824
Total current assets	232,441	226,517
Property and equipment-net	198,959	182,761
Other assets	7,190	6,913
Equity method investments	35,755	37,833
TOTAL ASSETS	$474,345	$454,024
LIABILITIES AND EQUITY CURRENT LIABILITIES:
Accounts payable – trade	$11,778	$9,171
Accrued expenses and other current liabilities	11,223	13,348
Total current liabilities	23,001	22,519
LONG TERM LIABILITIES:
Deferred taxes	34,629	41,135
Other long term liabilities	3,343	2,096
Total long term liabilities	37,972	43,231
COMMITMENTS AND CONTINGENCIES
EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	146,887	145,767
Retained earnings	528,860	508,207
Treasury stock, 23,287 and 23,292 shares	(313,650)	(313,838)
Total REX shareholders’ equity	362,396	340,435
Non-controlling interests	50,976	47,839
Total equity	413,372	388,274
TOTAL LIABILITIES AND EQUITY	$474,345	$454,024

- statements of cash flows follow -

REX American Resources Q3 ‘17 Results, 11/29/17	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands) Unaudited

	Nine Months Ended October 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,777	$23,969
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	15,695	14,567
Income from equity method investments	(1,931)	(3,257)
Dividends received from equity method investee	4,009	4,010
Loss (gain) on disposal of property and equipment	87	(364)
Loss (gain) on sale of investment	13	(192)
Deferred income tax	(5,682)	(1,019)
Stock based compensation expense	881	68
Changes in assets and liabilities:
Accounts receivable	2,023	(1,686)
Inventories	(7,039)	(2,305)
Other assets	(222)	2,758
Accounts payable-trade	2,195	1,653
Other liabilities	(746)	3,157
Net cash provided by operating activities	34,060	41,359
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(19,315)	(11,836)
Acquisition of business, net of cash acquired	(12,049)	-
Restricted cash	(100)	8
Restricted investments and deposits	150	460
Proceeds from sale of investment	64	2,275
Proceeds from sale of property and equipment	42	1,510
Other	19	17
Net cash used in investing activities	(31,189)	(7,566)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend payments to and purchases of stock from non-controlling interests holders	(1,725)	(2,096)
Capital contributions from minority investor	738	-
Treasury stock acquired	-	(4,709)
Net cash used in financing activities	(987)	(6,805)
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,884	26,988
CASH AND CASH EQUIVALENTS-Beginning of period	188,576	135,765
CASH AND CASH EQUIVALENTS-End of period	$190,460	$162,753
Non cash investing activities – Accrued capital expenditures	$1,049	$1,183
Non cash financing activities – Stock awards accrued	$768	$-
Non cash financing activities – Stock awards issued	$1,195	$1,095

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